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Exhibit 99.1



(BW)(CA-NOVATEL-WIRELESS)(NVTL) Novatel Wireless Announces

Shareholder Approval for its $6.7 Million Financing

    Business Editors/High-Tech Writers

SAN DIEGO--(BUSINESS WIRE)--May 7, 2003--Novatel Wireless, Inc. (Nasdaq:NVTL), a leading provider of wireless data communications access solutions, today announced shareholder approval for its $6.7 million financing.

As previously announced on March 13, 2003, the financing is in the form of an initial $1.2 million of secured convertible subordinated short-term debt and warrants which will be converted into the Company's Series B Preferred Stock; $3.505 million of secured subordinated convertible debt which will be used to satisfy liabilities that the investor group plans to purchase on behalf of the Company; and $2.05 million of Series B Convertible Preferred Stock for cash along with warrants to purchase common stock. The Company expects that this financing will provide it with sufficient working capital until the Company achieves break even cash flow.

The group of investors includes Bay Investments Limited, PS Capital LLC and other investors.

"Our solid first quarter with growing year-over-year revenues and strong margin improvement offered evidence of the progress and changes at Novatel Wireless," commented Peter Leparulo, chief executive officer of Novatel Wireless. "With the completion of this financing by long-term investors, we are focused on continuing to increase gross and product margins, improving our sales and marketing effort and concentrating our R&D program on the most promising
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opportunities. We believe this focus will result in further improvements to our business model and create a stronger company in the coming years."

    ABOUT NOVATEL WIRELESS, INC.

Novatel Wireless, Inc. is a leading provider of wireless data modems and software for use with portable personal computers and handheld computing devices. The company delivers innovative and comprehensive solutions that enable businesses and consumers to access personal, corporate and public information through email (including attachments), enterprise networks and the Internet. Novatel Wireless also offers wireless data modems and custom engineering services for hardware integration projects in a wide range of vertical applications. The Novatel Wireless product portfolio includes the Merlin(TM) Family of Wireless PC Card Modems, the Minstrel(R) Family of Wireless Handheld Modems, Sage(R) Wireless Serial Modems, Lancer 3W(TM) Family of Ruggedized Modems and Expedite(TM) Family of Wireless Embedded Modems. Headquartered in San Diego, Calif., Novatel Wireless is listed on The Nasdaq Stock Market (Nasdaq:NVTL). For more information, please visit the Novatel Wireless Web site: www.novatelwireless.com or call 888/888-9231.

Note to Editors: The Novatel Wireless logo, Minstrel, Merlin, Sage, Lancer 3W and Expedite are trademarks of Novatel Wireless, Inc. Minstrel and Sage are registered with the U.S. Patent and Trademark Office. All other brands, products and company names mentioned herein are trademarks of their respective holders. This release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. These factors include risks relating to technological changes, continued acceptance of Novatel Wireless' products and dependence on intellectual property rights. These factors, as well as other factors that could cause actual results to differ materially, are discussed in more detail in Novatel Wireless' filings with the United States Securities and Exchange Commission and other regulatory agencies.

    CONTACT: Novatel Wireless

    Melvin Flowers, 858/812-3415
    www.novatelwireless.com
    or
    the blueshirt group, Investor Relations
    Chris Danne, 415/217-7722
    chris@blueshirtgroup.com
    Brinlea Johnson, 415/217-7722
brinlea@blueshirtgroup.com